January 8, 2004

Contact:  	J. Kimbrough Davis
Executive Vice President
Chief Financial Officer
Office:  (850) 671-0610
Website Address:  http://www.ccbg.com

Capital City Bank Continues Expansion

TALLAHASSEE, Fla. -- Capital City Bank Group, Inc. (Nasdaq: CCBG), announced the signing of a definitive agreement to acquire the Quincy State Bank, located in Quincy, Florida from Synovus (NYSE: SNV), the Columbus, Georgia-based multi-financial services company.

Quincy State Bank is a $119 million asset institution with offices in Quincy and Havana, Florida. Both markets adjoin Leon County, home to Capital City Bank's Tallahassee headquarters.

The purchase price is $26.1 million cash and the closing is scheduled for the first quarter of 2004. The transaction is expected to be accretive in 2004 and contribute $ .07 to $ .11 to earnings per share in 2005.
Capital City Bank Group President and Chief Executive Officer, William G. Smith, Jr., said, "This is a great opportunity for Capital City. This acquisition will enhance our presence in the Quincy and Havana markets and, through the consolidation of offices, enable us to capitalize on the strength of both organizations."

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. is a $1.8 billion financial services company headquartered in Tallahassee, Florida, providing traditional deposit and credit services, asset management, trust, mortgage banking, credit cards, data processing, and securities brokerage services. Founded in 1895, the Company has 57 banking offices, 72 ATMs, and 11 Bank 'N Shop locations. For more information about Capital City Bank Group visit us on the Web @ http://www.ccbg.com.

About Synovus

Synovus (NYSE: SNV - News) is a diversified financial services holding company with more than $21 billion in assets based in Columbus, Ga. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 40 affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee and electronic payment processing through an 81-percent stake in TSYS, the world's largest third-party processor of international payments. Synovus is No. 20 on "FORTUNE" magazine's list of "The 100 Best Companies To Work For" in 2004. See Synovus on the Web at www.synovus.com.